EXHIBIT 10.32

COMPENSATORY ARRANGEMENT FOR
PETER DALY, SENIOR VICE-PRESIDENT OF SALES AND MARKETING

Effective as of January 1, 2007

Mr. Daly’s compensation will be variable and determined as a percentage of the Company’s Adjusted Net Sales (as defined below) as follows:

Commission Percentage	Adjusted Net Sales Per Year

0.55%	Up To $30,000,000
0.75%	$30,000,0001 to $50,000,000
0.50%	$50,000,0001 and over

On an annual base the Company’s Chief Executive Officer will determine a baseline gross profit margin for the ensuing fiscal year based on the Company’s annual budget, anticipated product mix, prior year’s gross margin and other factors.  For purposes of Mr. Daly’s compensation arrangement, Adjusted Net Sales shall be equal to the Company’s actual net sales for the fiscal year multiplied by a gross margin adjustment to take into account certain decreases in the Company’s actual gross margin.  The gross margin adjustment shall be a fraction the numerator of which is the actual gross margin on net sales for the fiscal year and the denominator of which is the baseline gross margin.   If the actual gross margin exceeds the baseline gross margin or the decrease in actual gross margin is less than ten percent (10%) of the baseline gross margin, then actual net sales rather than adjusted net sales for the fiscal year will be used to determine Mr. Daly’s compensation.  Any change in the Company’s gross margin resulting from increases or decreases in inventory reserves during the applicable fiscal year will not be included in the calculation of actual gross margin for purposes of calculating Mr. Daly’s compensation.  Mr. Daly will receive periodic draws against his variable compensation, subject to monthly adjustments, in accordance with the Company’s policies relating to variable compensation arrangements with its employees.  Mr. Daly’s compensation arrangement will expire, unless otherwise renewed by the Compensation Committee, on December 31, 2008.

Mr. Daly will continue to participate in the Blonder Tongue Executive Officer Bonus Plan for the fiscal year ending December 31, 2007.  Mr. Daly is eligible to participate in such Executive Officer Bonus Plan with all other executive officers of the Company in future years to the extent determined by the Compensation Committee of the Board of Directors.  From time to time, as determined by the Compensation Committee, Mr. Daly may be granted equity-based awards including stock purchase options, stock appreciation rights or stock awards.  Mr. Daly’s total compensation from all sources in any fiscal year will be capped at $1,000,000.